Exhibit 99.1

RF Acquisition Corp. (RFAC) Interview
CEO Tse Meng Ng on Money FM – Under the Radar

December 15, 2023

Speakers:

•	Chua Tian Tian, Presenter, Money FM

•	Tse Meng Ng, Chief Executive Officer, RF Acquisition Corp.

Tian: You’re listening to Money FM 89.3, and it’s now time for Under the Radar with me Chua Tian Tian. Now how does a SPAC merger work exactly and how does a special purpose acquisition company’s management choose a target firm to acquire and eventually exit? Well these are the questions we seek to address in today’s session with our guest from RF Acquisition listed on the US NASDAQ in March 2022. RF Acquisition is a SPAC or blank check company which uses proceeds from its initial public offering to merge with a private firm. In had in October signed a deal with Singapore-based video game distributor Grand Centrex Limited that values it at 1.2 billion US dollars. Now full context GCL is a firm with over 15 multi-year deals with big name publishers like CD Project Wait, Warner Brothers and Sega and it’s responsible for bringing games such as the Cyberpunk 2077 into Singapore. It also moved into media and content creation, and you might also know it as the company that backed Youtuber JianHao Tan’s Titan Digital Media Group. A number of questions here, how did RF Acquisition eventually decide on merging with GCL and what’s next after signing the deal with the target firm? Those are questions and for the answers I have with me Ng Tse Meng Chairman and CEO of RF Acquisition Corporation. Tse Meng welcome!

Tse Meng: Thank you Tian Tian, thank you for having me here.

Tian: Great to have you, and Tse Meng we talked about RF Acquisition as the blank check company listed on the NASDAQ but let’s hear from you. How would you describe your value proposition and business model?

Tse Meng: OK first of all we are a SPAC actually based out of/from Singapore so our value proposition will be, the coverage would definitely be SE Asia. We can’t say we’re an expert in the US or Europe because that’s not really realistic. In terms of SE Asia, we do have a lot of people on the ground to be able to get access to deals. So we have access to a lot of good companies that we can look at and because of geographical advantage by just flying over to any country within SE Asia is typically within 3 hours that’s where our value will be, to have access to a lot of good companies that we can actually take a look at and then the management team will be able to access properly. We should have companies that will be more visible for us to actually combine into the SPAC.

Tian: Before we talked about GCL, why did you choose to list RF Acquisition in 2022 at a time where observers said the SPAC boom has fizzled?

Tse Meng: OK we didn’t really choose the date in particular and there’s no perfect timing for the market to be listed. So when we actually got listed it was actually two weeks into the Ukraine war, and a lot of the investors did ask this question as well, which is a valid question. But to us I think, we think in that particular timing there’s lesser competitors and because of that, when the war is happening, a lot of companies can’t raise further funds. I guess another advantage we might have is that the valuation of companies that we talk to will tend to become more realistic and that’s when we decide that maybe it’s time for us to get listed.

Tian: Let’s talk about that merger where the Singapore-based GCL, which is a game distributor, over 15 multi-year deals with big name publishers, the likes of Sega, is also the parent company of Youtuber JianHao Tan’s Titan Digital Media Group. Now question though, what were the reasons for choosing GCL? How far has that got to do with the short timeline you have between your NASDAQ listing versus when you have to complete the acquisition?

Tse Meng: OK, when we got listed initially it was for 18 months for us to find a target. Of course, we can always do an extension. I think you can extend yourself for up to three years. Why do you we pick GCL is what a lot of people really want to hear. We in fact saw more than 50 companies, so a lot of the companies we look at actually are predominantly based in SE Asia. Why GCL? We actually want to combine with a company that is an industry leader in its field, and GCL because it’s related to gaming. So in that particular period, I think when the market is quite weak, gaming is actually quite resistant to all the downside that you have. The reason we actually look at GCL is also because of the growth potential that the company has. It’s actually quite unique because it doesn’t really just do purely distribution. It went into publishing, and, in a way, JianHao’s side can also become a distribution channel for games through the KOL that they have, so a lot of the combination factors came in, and after we actually looked at more than 50 companies, we believe that GCL is the perfect fit for us.

Tian: Don’t mind me asking this. You talked about that 50 companies were, what industries are the companies in and are you only looking at gaming, which is a more resilient industry in your opinion?

Tse Meng: No.  It’s not really just gaming. We saw a lot of companies from the EV sector, AI sector, biotech. So, in fact, even drone companies that we have actually seen. So it’s across all sectors. We don’t just really look at one particular industry.

Tian: And there is one more thing that I would like to look at which is on the topic of valuation Tse Meng. The October deal values GCL at $1.2 billion U.S. dollars. And speaking of GCL as you mention as well, and it has expanded its product and service of range from selling and distributing video games in Asia to creative media design and with JianHao Tan, content creation as well. What opportunities do you see with GCL that you think could justify the valuation or that mixed evaluation realistic given its expanded scope of operations?

Tse Meng: Ok well when we look at valuation there are a lot of factors involved. One of the things for GCL is that by itself is the industry leader in the gaming distribution space. And the company has experienced strong growth in revenue over the years. As it continues to build its business verticals and operations today. So GCL right now, has evolved to one of the leading game distributors in Asia. To further expand into game publishing, marketing in content preparation, through JianHao’s company as well, and now having in its own digital game distribution platform. So right now, I think the company has evolved into a full suite gaming ecosystem, which really is unique group right now in the gaming industry. You hardly see anybody doing the same thing at all in the whole of Asia’s space. So I think this allows the company to have a clear path of strong revenue growth in the coming years. And along with this history of having exclusive distribution rights to some of the best-selling games over the last 16 years, I think the group right now is positioned for stronger growth intended with the industry’s growth.

Tian: If you are just tuning in right now, we’re in conversation with Ng Tse Meng, Chairman and CEO of RF Acquisition Corporation. And I’d like to switch gears Tse Meng to look at what happens to RF Acquisition post-merger with GCL. I understand RF Acquisition’s team will have to remain in the combined entity to ensure a smooth transition. So what is on top of your to-do list right now? When can we expect the business combination to fully complete and when you cash out?

Tse Meng: We are looking at next year for the business combination to be fully approved. I mean to, and for us to cash out it really depends. If we believe the company’s growth, we intend on remaining with the company. But that being said we only have one director after the merger who will be on the board of GCL’s combined entity.

Tian: Ok. According to Grandview Research Tse Meng, the global video game market size was estimated at around $217 billion U.S. dollars in 2022, expected to grow at a CAGR of some 13.4% from 2023 to 2030. Do you expect GCL to grow substantially between now and when you complete the transaction or when you exit the firm? How big will the firm need to be before you exit?

Tse Meng: Ok. The size itself at $1.2 billion is considered quite big right now, but we do believe that the company will have further growth. For us to exit, really like what I said, it doesn’t look at how much we can cash out; it is how much we can actually maybe contribute to GCL’s growth. And also in the future, if we believe in the company’s strong growth potential then we intend to remain with the company.

Tian: Don’t mind me following up I’m just trying my luck over here. Is there a particular timeline that you are looking at to say that, “Ok. If after 10 years I’m still not getting the ROI that I am supposed to get, I will cash out.” Is there a particular ROI that the management is looking at and how do you arrive at that ROI number?

Tse Meng: There is no specific ROI that we actually look at before we exit by selling of shares. So it really depends on how far we believe that the company can grow. And also it really depends on how much cash that you need.

Tian: Do you have any inkling as to how far the firm can grow on an annual basis? Is 30.4% CAGR for the industry the trajectory you are looking at for GCL perhaps? Is that in line, somewhere along those lines?

Tse Meng: We can only base it on the industry’s number. I can’t give a specific number right now. Of course, when the company actually is fully combined, you will see some disclosures.

Tian: Right, ok. We will keep our eyes on that. But before we let you go Tse Meng, let’s say RF Acquisition exits upon the completion of the business combination with GCL Asia, what’s next for you guys? Will you guys be starting another blank check company any time soon given the current climate for SPAC listing?

Tse Meng: We are actually in the process of doing SPAC 2 which likely will happen maybe next year the summer of the year. So I don’t really look at market specifics, as in right now how strong is the market is. If you believe that you can actually look at and have access to good companies, then you tend to actually want to create a SPAC much faster. And then potentially to talk to the target after the SPAC listing.

Tian: If you were to go through a SPAC listing right now when the climate that’s as good and then you merge and another one two years later when the climate has muted, do you foresee that to have an implication on the market cap and the amount of capital that the combined entity will then be able to receive?

Tse Meng: I do believe that the market cap will be impacted because if the market is weak that means the valuation has to actually come down. So that part yes, I do agree on that. But like what I said, is like a company waiting for the right IPO listing. There is no perfect timing. Really, you just have to be prepared. And once you prepare, when the timing appears you’re more in place to actually maybe do more value creation.

Tian: I suppose it’s all about value creation and the longer-term ride Tse Meng from the likes of it. Thanks a lot Tse Meng. That was Ng Tse Meng Chairman and CEO at RF Acquisition Corporation. Thank you very much for joining us on Money FM 89.3.